Exhibit 99.1

FOR IMMEDIATE RELEASE	CROSSFIRST BANKSHARES, INC. CONTACT:
July 23, 2020	Matt Needham, Investor Relations/Media Contact
(913) 312-6822
https://investors.crossfirstbankshares.com

CrossFirst Bankshares, Inc. Reports Second Quarter 2020 Results
LEAWOOD, Kan., July 23, 2020 (GLOBE NEWSWIRE) -- CrossFirst Bankshares, Inc. (Nasdaq: CFB), the bank holding company for CrossFirst Bank, today reported its results for the second quarter of 2020, including a net loss of $7.4 million, or $(0.14) per diluted share and year-to-date 2020 net loss of $3.5 million or $(0.07) per diluted share.
"Our overall core operating performance remained strong. We achieved our 25th consecutive quarter of operating revenue growth. However, we also made a prudent decision to increase our allowance for loan loss by $21 million as a result of the COVID-19 pandemic and volatility in energy prices. We remain focused on working with our customers and helping to provide solutions as the virus continues to take its toll on our local economies," said CrossFirst’s CEO and President Mike Maddox.
In addition, the Company's market value, compared to book value, and adverse trends in economic conditions, caused the Company to record a $7.4 million non-cash impairment charge, fully impairing the goodwill related to a previously acquired branch. Maddox continued, "Overall, this is a one-time impairment charge that has no impact on the long term value of our Company. Even with the challenging economy, our Company results reflect quarter over quarter balance sheet and operating revenue growth, increased efficiency, and stronger year-to-date pre-tax, pre-provision profit despite taking a goodwill impairment charge."
Second Quarter 2020 Highlights:
•$5.5 billion of assets with 20% operating revenue growth compared to the second quarter of 2019
•Pre-tax, pre-provision profit, a non-GAAP financial measure, for the second quarter of $12.8 million and year-to-date pre-tax, pre-provision profit of $30.9 million, both of which include a one-time $7.4 million goodwill impairment expense for 2020
•Achieved an efficiency ratio of 71% for the second quarter of 2020 and a non-GAAP core efficiency ratio of 53% after adjusting for nonrecurring or non-core items
•Grew loans by $418 million from the previous quarter and $953 million or 27% over the last twelve months; recorded $369 million of PPP loans during the second quarter
•Grew deposits by $331 million from the previous quarter and $720 million or 20% over the last twelve months
•Book value per share of $11.66 at June 30, 2020 compared to $11.00 at June 30, 2019

	Quarter-to-Date		Year-to-Date
	June 30,		June 30,
	2019	2020	2019	2020
	(Dollars in millions except per share data)
Operating revenue(1)	$36.5	$43.8	$71.8	$84.1
Net income (loss)	$9.4	$(7.4)	$18.8	$(3.5)
Diluted earnings (loss) per share	$0.20	$(0.14)	$0.40	$(0.07)
Return on average assets	0.86%	(0.54)%	0.88%	(0.14)%
Non-GAAP core operating return on average assets(2)	0.89%	0.00%	0.83%	0.15%
Return on average common equity	7.78%	(4.84)%	7.87%	(1.15)%
Non-GAAP return on average tangible common equity(2)	7.90%	(4.90)%	8.00%	(1.16)%
Net interest margin	3.30%	3.14%	3.34%	3.16%
Net interest margin, fully tax-equivalent(3)	3.35%	3.19%	3.40%	3.22%
Efficiency ratio	60.09%	70.81%	62.11%	63.29%
Non-GAAP core operating efficiency ratio, fully tax-equivalent(2)(3)	58.43%	53.09%	60.71%	53.61%
(1) Net interest income plus non-interest income.
(2) Represents a non-GAAP measure. See "Table 5. Non-GAAP Financial Measures" for a reconciliation of this measure.
(3) Tax exempt income is calculated on a tax-equivalent basis. Tax-free municipal securities are exempt from federal taxes. The incremental federal tax rate used is 21.0%.

CROSSFIRST BANKSHARES, INC.
COVID-19 Update

The COVID-19 pandemic and measures taken in response thereto have created economic uncertainty and negatively impacted most of our customers in some capacity. During the second quarter of 2020, we continued to operate in accordance with our comprehensive pandemic plan, which includes social distancing measures for customers and employee interactions. In addition, the Company has continued to support key regulatory relief programs for customers, increased provisions for loan losses, increased monitoring of key loan portfolio segments, modified loans, experienced slower discretionary spending, and elevated its risk management activities. Our branch-lite strategy, technology, and relationship banking model, have allowed us to effectively operate through the pandemic, work remotely to be safe, and have the agility to effectively serve our customers when they need it most. The Company continues to assess and monitor the COVID-19 pandemic and federal and local requirements in evaluating the full re-opening of its offices and remains flexible regarding process and timeline.
Coronavirus Aid, Relief, and Economic Security Act (CARES Act) Programs
As a preferred lender with the Small Business Administration ("SBA"), we were in a unique position to respond immediately to the provisions of the CARES Act, specifically the Paycheck Protection Program ("PPP") component. We are committed to helping our local businesses and the communities that we serve during these extremely challenging times and will continue to help customers access regulatory relief and other programs. As of June 30, 2020, we received and funded over 1,000 loans, totaling $369 million. The Company secured short term funding to support the PPP and plans to move the loans through the forgiveness process as quickly as possible. In addition to the PPP, we are granting loan modifications and 90/180 day payment deferrals for many customers who have requested additional relief. As of June 30, 2020, the Company has made modifications to $709 million in loans related to COVID-19 on its balance sheet, which, excluding the PPP loans, represents almost 16% of our total loan balances. We are evaluating each modification on a case-by-case basis and assessing the borrowers' willingness and capacity to support the loan until maturity. The Company will continue to implement additional governmental assistance programs as more details become available around the processes and procedures for such programs and grant loan modifications when appropriate.
Income from Operations
Net Interest Income
The Company produced interest income of $51.3 million for the second quarter of 2020, a decrease of 5% from the second quarter of 2019 and a decrease of 5% from the previous quarter. Interest income was down from the second quarter of 2019 primarily from the effect of declining interest rates. Average earning assets totaled $5.3 billion for the second quarter of 2020, an increase of $1 billion or 24% from the same quarter in 2019. The tax-equivalent yield on earning assets declined from 5.18% to 3.96% during the second quarter of 2020, compared to the second quarter of 2019, primarily due to the movement of variable rate assets indexed to declining market rates. Year-to-date the Company produced interest income of $105.5 million, with little change from the same period in the prior year.
Interest expense for the second quarter of 2020 was $10.1 million, or 48% lower than the second quarter of 2019 and 37% lower than the previous quarter. While average interest-bearing deposits increased to $3.5 billion in the second quarter of 2020, an increase of 18% from the same quarter in 2019, overall interest expense on interest-bearing deposits declined as a result of declining interest rates. Non-deposit funding costs decreased to 1.35% from 1.72% in the first quarter of 2020 while overall cost of funds for the quarter was 0.85%, compared to 1.49% for the first quarter of 2020. Year-to-date, the Company had interest expense of $26.1 million, a decrease of 30% from the same period in the prior year.

Tax-equivalent net interest margin decreased from 3.24% to 3.19% in the the current quarter and declined from 3.35% in the same quarter in 2019, reflecting the impact of the declining rate environment. Year-to-date, the Company had a tax equivalent margin of 3.22% compared to 3.40% over the same period in the prior year. As of June 30, 2020, CrossFirst is currently holding $369 million of PPP loans made during 2020 with an average interest rate of 2.35%. Second quarter 2020 net interest margin benefited from $2 million of loan fees that the Company will continue to recognize as the loans are forgiven. Over the course of the last several quarters, the Company has continued to shorten the duration of funding and adjusted variable rate accounts with market movements in interest rates, keeping pace with declining variable loan yields. The tax-equivalent adjustment, which accounts for income taxes saved on the interest earned on nontaxable securities and loans, was $0.7 million for the second quarter of 2020. Net interest income totaled $41.2 million for the second quarter of 2020 or 8% higher than the first quarter of 2020, and 18% higher than the second quarter of 2019.

Non-Interest Income
Non-interest income increased $1.0 million in the second quarter of 2020 or 58% compared to the same quarter of 2019 and increased 26% compared to the first quarter of 2020. While the Company continued to increase fee and credit card income commensurate with its growth, during the second quarter of 2020 the Company recorded $0.3 million of securities gains while the back-to-back swap fee income continued to remain low in the current interest rate environment. Year-to-date non-interest income increased 43% compared to the same period in the prior year.

CROSSFIRST BANKSHARES, INC.
Non-Interest Expense
Non-interest expense for the second quarter of 2020 was $31.0 million which increased 41% compared to the second quarter of 2019 and increased 40% from the first quarter of 2020. The Company recorded a $7.4 million expense related to a non-cash goodwill impairment charge in the second quarter of 2020 primarily as a result of current economic and industry conditions at June 30, 2020. In addition, during the second quarter of 2020, the Company incurred a $1.1 million valuation write down on a foreclosed property held on the balance sheet that increased non-interest expense. During the quarter, salary and employment expenses decreased from the previous quarter as a result of adjustments made to our annual incentive plan expense based on the results of our quarterly assessment of performance. Year-to-date non-interest expense increased 19% compared to the same period in the prior year as a result of these adjustments.

CrossFirst’s effective tax rate for the second quarter of 2020 was 10% as compared to 20% for the second quarter of 2019. The 2020 quarter-to-date income tax rate was impacted by a $20 million decrease in income before income taxes that reduced taxes at the statutory rate by $4 million; offset by $1 million for the non-deductible goodwill impairment. For both of the comparable periods, the Company continued to benefit from the tax-exempt municipal bond portfolio and bank-owned life insurance.

Balance Sheet Performance & Analysis
During the second quarter of 2020, total assets increased by $395 million or 8% compared to March 31, 2020 primarily as a result of the loans and funding required to support the PPP. Though total asset growth for CrossFirst was $989 million or 22% since June 30, 2019, the Company has tightened its credit underwriting process, which slowed loan growth for conventional lending for the most recent quarter. During the second quarter of 2020, total available for sale investment securities decreased $35 million to $700 million compared to March 31, 2020, while the overall average for the second quarter was $729 million. During the second quarter of 2020, tax-exempt municipal securities on average decreased $13 million and mortgage-backed securities decreased $21 million compared to March 31, 2020. The Company has continued to maintain a larger bond portfolio as part of management's strategy to manage liquidity and optimize income; however, as prepayments have continued to occur and rates have declined, CrossFirst has slowed its purchasing of new securities. The securities yields declined 14 basis points at a tax equivalent yield of 3.07% for the second quarter of 2020 compared to the prior quarter as a result of lower reinvestment yields and prepayments on mortgage backed securities increasing premium amortizations.
Loan Growth Results
The Company's period end loan growth of 10% during the second quarter of 2020 was primarily attributed to the $369 million of loans from the PPP, and grew 27% year over year from June 30, 2019. Loan yields declined 70 basis points during the second quarter commensurate with the effects from adjustable rate loan movements in LIBOR and Prime during 2020 and lower loan yields from the PPP.

(Dollars in millions)	2Q19	3Q19	4Q19	1Q20	2Q20	% of Total	QoQ Growth ($)	QoQ Growth (%)(1)	YoY Growth ($)	YoY Growth (%)(1)
Average loans (gross)
Commercial and industrial	1,224	1,284	1,315	1,339	1,381	31%	$42	3%	$157	13%
Energy	383	389	400	412	404	9	(8)	(2)	21	6
Commercial real estate	946	974	1,007	1,034	1,115	26	81	8	169	18
Construction and land development	457	487	599	620	651	15	31	5	194	43
Residential real estate	342	362	384	455	517	12	62	13	175	51
Paycheck Protection Program	—	—	—	—	245	6	245	NA	245	NA
Consumer	46	45	45	45	44	1	(1)	—	(2)	(3)
Total	$3,398	$3,541	$3,750	$3,905	$4,357	100%	$452	12%	$959	28%

Yield on loans for the period ending	5.66%	5.53%	5.21%	4.98%	4.28%
(1) Actual unrounded values are used to calculate the reported percent disclosed. Accordingly, recalculations using the amounts in millions as disclosed in this release may not produce the same amounts.

Deposit Growth & Other Borrowings
The Company continues to maintain a traditional deposit mix, with the goal of keeping pace with growth in the loan portfolio. Deposit growth continued to be funded primarily with money market accounts during the second quarter of 2020, which have historically adjusted with movements in Federal Funds rates. In addition, the Company saw growth in its non-interest bearing accounts as a result of PPP funding deposited into customer operating accounts. Notably, the Company's cost of interest bearing deposits declined 74 basis points reflective of changes made to deposit pricing in the prior quarter from declines in market rates.

CROSSFIRST BANKSHARES, INC.

(Dollars in millions)	2Q19	3Q19	4Q19	1Q20	2Q20	% of Total	QoQ Growth ($)	QoQ Growth (%)(1)	YoY Growth ($)	YoY Growth (%)(1)
Average deposits
Non-interest bearing deposits	$513	$535	$522	$540	$746	17%	$206	38%	$233	45%
Transaction deposits	144	135	200	341	414	10%	73	21%	270	188%
Savings and money market deposits	1,560	1,744	1,854	1,887	1,933	45%	46	2%	373	24%
Time deposits	1,305	1,277	1,226	1,166	1,195	28%	29	2%	(110)	(8)%
Total	$3,522	$3,691	$3,802	$3,934	$4,288	100%	$354	9%	$766	22%

Cost of deposits for the period ending	1.99%	1.94%	1.70%	1.46%	0.79%
Cost of interest-bearing deposits for the period ending	2.33%	2.26%	1.97%	1.69%	0.95%
(1) Actual unrounded values are used to calculate the reported percent disclosed. Accordingly, recalculations using the amounts in millions as disclosed in this release may not produce the same amounts.

At June 30, 2020, other borrowings totaled $501.4 million, as compared to $374.6 million at December 31, 2019 and $365.1 million as of June 30, 2019. The increase in borrowings was principally due to additional Federal Home Loan Bank advances with new advances having an average maturity of 6 months and an average rate of 0.48% in order to take advantage of lower cost funding.

CROSSFIRST BANKSHARES, INC.

Asset Quality Position
Overall credit quality metrics were elevated as the Company added $21.0 million to the allowance for loan loss as a result of adverse movement of risk classifications due to the continued economic uncertainty resulting from the COVID-19 pandemic and volatility in energy prices. While the Company believes the reserve is reflective of the risk in the portfolio, in many cases the borrowers or specific impairments related to COVID-19 may have not yet been identified. The majority of loans that migrated to classified status during the quarter were related to the energy portfolio with some additional provisioning required for downgrades in the commercial and industrial portfolio.

Net charge-offs were $1.3 million for the second quarter of 2020 as compared to net charge-offs of $19.4 million for the first quarter in 2020. Nonperforming assets to total assets quarter over quarter increased to 0.74% primarily as a result of several energy loans that moved to non-accrual. The following table provides information regarding asset quality.

Asset quality (Dollars in millions)	2Q19	3Q19	4Q19	1Q20	2Q20
Non-accrual loans	$50.0	$43.6	$39.7	$26.3	$37.5
Other real estate owned	2.5	2.5	3.6	3.6	2.5
Non-performing assets	52.8	46.7	47.9	29.9	40.3
Loans 90+ days past due and still accruing	0.2	0.6	4.6	—	0.2
Loans 30 - 89 days past due	23.6	64.7	6.8	19.5	34.9
Net charge-offs (recoveries)	—	4.7	5.5	19.4	1.3

Asset quality metrics (%)	2Q19	3Q19	4Q19	1Q20	2Q20
Non-performing assets to total assets	1.18%	1.00%	0.97%	0.59%	0.74%
Allowance for loan loss to total loans	1.24	1.18	1.48	1.29	1.61
Allowance for loan loss to non-performing loans	85	97	129	196	189
Net charge-offs (recoveries) to average loans(1)	—	0.53	0.58	2.00	0.12
Provision to average loans(1)	0.34	0.54	2.05	1.44	1.94
Classified Loans / (Total Capital + ALLL)	16.3	13.2	13.2	15.8	34.9
(1) Interim periods annualized.

Depending upon the future impact of the COVID-19 pandemic, we may need to make additional increases to our provision in future periods. The future impact of the pandemic is highly uncertain and cannot be fully predicted. The extent of the impact on our customers and, in turn, on our business and operations, will depend on future developments, including actions taken to contain the pandemic. To the extent the pandemic continues to cause a recession or decreased economic activity for an extended time period, we expect our business and operations will be negatively impacted. Customers may continue to seek additional loan modifications or restructuring, or we may experience additional adverse movement in risk classifications, any of which could potentially result in the need to adjust the total allowances for loan losses.

Capital Position
At June 30, 2020, common equity totaled $608 million, or $11.66 per share, compared to $602 million, or $11.58 per share, at December 31, 2019. Tangible common equity was $608 million and tangible book value per share was $11.65 at June 30, 2020 compared to tangible common equity of $594 million and tangible book value per common share of $11.43 at December 31, 2019.
The ratio of common equity Tier 1 capital to risk-weighted assets was approximately 12% and the total capital to risk-weighted assets was approximately 13% at June 30, 2020. The Company continues to remain well capitalized and as previously disclosed, the Company opened a second smaller full-service branch in the Dallas MSA on July 13th.
Leadership Succession of Chief Executive Officer
George F. Jones, Jr. transitioned his role as President & Chief Executive Officer, effective June 1, 2020, to Mike Maddox, the President and Chief Executive Officer of the Bank. Mr. Jones will continue to serve on the Company’s Board of Directors through 2021 and will serve as Vice Chairman. Mr. Jones will also continue to support the Company in growing and expanding our Dallas market. Additional information on Mr. Maddox's background can be found in our public filings.

Conference Call and Webcast
CrossFirst will hold a conference call and webcast to discuss second quarter 2020 results on Thursday, July 23, 2020 at 4 p.m. CDT / 5 p.m. EDT. The conference call and webcast may also include discussion of Company developments, forward-looking statements and other material information about business and financial matters. Investors, news media, and other participants should register for the call or audio webcast at https://investors.CrossFirstBankshares.com. Participants may dial into the call toll-free at (877) 621-5851 from anywhere in the U.S. or (470) 495-9492 internationally, using conference ID no. 4679884. Participants are encouraged to dial into the call or access the webcast approximately 10 minutes prior to the start time.

A replay of the webcast will be available on the Company's website. A replay of the conference call will be available two hours following the close of the call until July 30, 2020, accessible at (855) 859-2056 with conference ID no. 4679884.

Cautionary Notice about Forward-Looking Statements
The financial results in this press release reflect preliminary, unaudited results, which are not final until the Company’s Quarterly Report on Form 10-Q is filed. This earnings release contains forward-looking statements. These forward-looking statements reflect the Company's current views with respect to, among other things, future events and its financial performance. Any statements about management’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Any or all of the forward-looking statements in this earnings release may turn out to be inaccurate. The inclusion of forward-looking information in this earnings release should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. The Company has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect our financial condition, results of operations, business strategy and financial needs. Our actual results could differ materially from those anticipated in such forward-looking statements.
Accordingly, the Company cautions you that any such forward-looking statements are not a guarantee of future performance and that actual results may prove to be materially different from the results expressed or implied by the forward-looking statements due to a number of factors. Such factors include, without limitation, those listed from time to time in reports that the Company files with the Securities and Exchange Commission as well as the uncertain impact of the COVID-19 pandemic. These forward-looking statements are made as of the date of this communication, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by law.

About CrossFirst
CrossFirst Bankshares, Inc., is a Kansas corporation and a registered bank holding company for its wholly owned subsidiary CrossFirst Bank, which is headquartered in Leawood, Kansas. CrossFirst Bank has eight full-service banking offices primarily along the I-35 corridor in Kansas, Missouri, Oklahoma and Texas.

Unaudited Financial Tables

◦Table 1. Consolidated Balance Sheets
◦Table 2. Consolidated Statements of Income
◦Table 3. 2019-2020 Year-to-Date Analysis of Changes in Net Interest Income
◦Table 4. 2019 - 2020 Quarterly Analysis of Changes in Net Interest Income
◦Table 5. Non-GAAP Financial Measures

CROSSFIRST BANKSHARES, INC.
TABLE 1. CONSOLIDATED BALANCE SHEETS

	December 31, 2019	June 30, 2020
		(unaudited)
	(Dollars in thousands)
Assets
Cash and cash equivalents	$187,320	$194,371
Available-for-sale securities - taxable	298,208	256,121
Available-for-sale securities - tax-exempt	443,426	443,962
Loans, net of allowance for loan losses of $56,896 and $71,185 at December 31, 2019 and June 30, 2020, respectively	3,795,348	4,342,039
Premises and equipment, net	70,210	68,889
Restricted equity securities	17,278	20,675
Interest receivable	15,716	19,399
Foreclosed assets held for sale	3,619	2,502
Deferred tax asset	13,782	14,841
Goodwill and other intangible assets, net	7,694	247
Bank-owned life insurance	65,689	66,598
Other	12,943	32,610
Total assets	$4,931,233	$5,462,254
Liabilities and stockholders’ equity
Deposits
Noninterest bearing	$521,826	$750,333
Savings, NOW and money market	2,162,187	2,393,269
Time	1,239,746	1,160,541
Total deposits	3,923,759	4,304,143
Federal funds purchased and repurchase agreements	14,921	49,881
Federal Home Loan Bank advances	358,743	450,617
Other borrowings	921	942
Interest payable and other liabilities	31,245	48,579
Total liabilities	4,329,589	4,854,162
Stockholders’ equity
Common stock, $0.01 par value:
authorized - 200,000,000 shares, issued - 51,969,203 and 52,167,573 shares at December 31, 2019 and June 30, 2020, respectively	520	521
Additional paid-in capital	519,870	521,133
Retained earnings	64,803	61,344
Accumulated other comprehensive income	16,451	25,094
Total stockholders’ equity	601,644	608,092
Total liabilities and stockholders’ equity	$4,931,233	$5,462,254

CROSSFIRST BANKSHARES, INC.
 TABLE 2. CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2020	2019	2020
	(Dollars in thousands except per share data)
Interest Income
Loans, including fees	$47,989	$46,323	$92,992	$94,662
Available for sale securities
Available for sale securities - Taxable	2,335	1,358	4,655	3,132
Available for sale securities - Tax-exempt	2,916	3,260	5,851	6,572
Deposits with financial institutions	676	45	1,482	536
Dividends on bank stocks	276	268	529	560
Total interest income	54,192	51,254	105,509	105,462
Interest Expense
Deposits	17,497	8,405	33,418	22,677
Fed funds purchased and repurchase agreements	133	46	427	108
Advances from Federal Home Loan Bank	1,651	1,620	3,110	3,231
Other borrowings	37	26	75	61
Total interest expense	19,318	10,097	37,030	26,077
Net Interest Income	34,874	41,157	68,479	79,385
Provision for Loan Losses	2,850	21,000	5,700	34,950
Net Interest Income after Provision for Loan Losses	32,024	20,157	62,779	44,435
Non-Interest Income
Service charges and fees on customer accounts	211	647	369	1,155
Gain on sale of available for sale securities	406	320	433	713
Impairment of premises and equipment held for sale	(424)	—	(424)	—
Gain on sale of loans	79	—	158	—
Income from bank-owned life insurance	473	453	940	909
Swap fee income (loss), net	159	(32)	536	(41)
ATM and credit card interchange income	459	896	836	1,381
Other non-interest income	309	350	469	612
Total non-interest income	1,672	2,634	3,317	4,729
Non-Interest Expense
Salaries and employee benefits	14,450	14,004	29,040	28,394
Occupancy	2,062	2,045	4,221	4,130
Professional fees	714	1,295	1,496	1,966
Deposit insurance premiums	881	1,039	1,718	2,055
Data processing	625	721	1,219	1,413
Advertising	477	223	1,190	723
Software and communication	828	937	1,507	1,813
Foreclosed assets, net	19	1,135	25	1,154
Goodwill impairment	—	7,397	—	7,397
Other non-interest expense	1,904	2,214	4,175	4,188
Total non-interest expense	21,960	31,010	44,591	53,233
Net Income (Loss) Before Taxes	11,736	(8,219)	21,505	(4,069)
Income tax expense (benefit)	2,297	(863)	2,716	(570)
Net Income (Loss)	9,439	(7,356)	$18,789	$(3,499)
Basic Earnings (Loss) Per Share	$0.21	$(0.14)	$0.41	$(0.07)
Diluted (Loss) Earnings Share	$0.20	$(0.14)	$0.40	$(0.07)

CROSSFIRST BANKSHARES, INC.
TABLE 3. YEAR-TO-DATE ANALYSIS OF CHANGES IN NET INTEREST INCOME
(UNAUDITED)

	Six Months Ended
	June 30,
	2019			2020
	Average Balance	Interest Income / Expense	Average Yield / Rate(3)	Average Balance	Interest Income / Expense	Average Yield / Rate(3)
	(Dollars in thousands)
Interest-earning assets:
Securities - taxable	$333,879	$5,184	3.13%	$299,456	$3,692	2.48%
Securities - tax-exempt(1)	371,538	7,080	3.84	444,948	7,952	3.59
Federal funds sold	19,934	256	2.59	2,057	18	1.74
Interest-bearing deposits in other banks	116,171	1,226	2.13	172,294	518	0.60
Gross loans, net of unearned income(2)	3,287,935	92,992	5.70	4,132,279	94,662	4.61
Total interest-earning assets(1)	4,129,457	$106,738	5.21%	5,051,034	$106,842	4.25%
Allowance for loan losses	(40,314)			(59,267)
Other non-interest-earning assets	196,625			218,043
Total assets	$4,285,768			$5,209,810
Interest-bearing liabilities
Transaction deposits	$124,125	$753	1.22%	$377,883	$1,131	0.60%
Savings and money market deposits	1,551,996	17,773	2.31	1,909,881	9,388	0.99
Time deposits	1,235,317	14,892	2.43	1,180,704	12,158	2.07
Total interest-bearing deposits	2,911,438	33,418	2.31	3,468,468	22,677	1.31
FHLB and short-term borrowings	377,338	3,537	1.89	444,141	3,342	1.51
Trust preferred securities, net of fair value adjustments	890	75	17.10	928	58	12.64
Non-interest-bearing deposits	495,377	—	—	643,659	—	—
Cost of funds	3,785,043	$37,030	1.97%	4,557,196	$26,077	1.15%
Other liabilities	19,169			40,406
Stockholders’ equity	481,556			612,208
Total liabilities and stockholders' equity	$4,285,768			$5,209,810
Net interest income(1)		$69,708			$80,765
Net interest spread(1)			3.24%			3.10%
Net interest margin(1)			3.40%			3.22%
(1) Tax exempt income is calculated on a tax equivalent basis. Tax-free municipal securities are exempt from Federal taxes. The incremental tax rate used is 21.0%.
(2) Average loan balances include nonaccrual loans.
(3) Actual unrounded values are used to calculate the reported yield or rate disclosed. Accordingly, recalculations using the amounts in thousands as disclosed in this release may not produce the same amounts.

CROSSFIRST BANKSHARES, INC.

YEAR-TO-DATE VOLUME & RATE VARIANCE TO NET INTEREST INCOME (UNAUDITED)
	Six Months Ended
	June 30, 2020 over 2019
	Average Volume	Yield/Rate	Net Change(2)
	(Dollars in thousands)
Interest Income
Securities - taxable	$(495)	$(997)	$(1,492)
Securities - tax-exempt(1)	1,351	(479)	872
Federal funds sold	(174)	(64)	(238)
Interest-bearing deposits in other banks	426	(1,134)	(708)
Gross loans, net of unearned income	21,387	(19,717)	1,670
Total interest income(1)	22,495	(22,391)	104
Interest Expense
Transaction deposits	916	(538)	378
Savings and money market deposits	3,447	(11,832)	(8,385)
Time deposits	(628)	(2,106)	(2,734)
Total interest-bearing deposits	3,735	(14,476)	(10,741)
FHLB and short-term borrowings	576	(771)	(195)
Trust preferred securities, net of fair value adjustments	3	(20)	(17)
Total interest expense	4,314	(15,267)	(10,953)
Net interest income(1)	$18,181	$(7,124)	$11,057

(1) Tax exempt income is calculated on a tax equivalent basis. Tax-free municipal securities are exempt from Federal taxes. The incremental tax rate used is 21.0%.
(2) The change in interest not due solely to volume or rate has been allocated in proportion to the respective absolute dollar amounts of the change in volume or rate.

CROSSFIRST BANKSHARES, INC.
TABLE 4. 2019 - 2020 QUARTERLY ANALYSIS OF CHANGES IN NET INTEREST INCOME (UNAUDITED)

	Three Months Ended
	June 30,
	2019			2020
	Average Balance	Interest Income / Expense	Average Yield / Rate(3)	Average Balance	Interest Income / Expense	Average Yield / Rate(3)
	(Dollars in thousands)
Interest-earning assets:
Securities - taxable	$345,005	$2,611	3.04%	$290,342	$1,626	2.25%
Securities - tax-exempt(1)	374,750	3,529	3.78	438,525	3,945	3.62
Federal funds sold	15,165	96	2.55	—	—	—
Interest-bearing deposits in other banks	110,460	580	2.10	186,388	45	0.10
Gross loans, net of unearned income(2) (3)	3,398,297	47,989	5.66	4,357,055	46,323	4.28
Total interest-earning assets(1)	4,243,677	$54,805	5.18%	5,272,310	$51,939	3.96%
Allowance for loan losses	(41,277)			(60,889)
Other non-interest-earning assets	199,602			230,092
Total assets	$4,402,002			$5,441,513
Interest-bearing liabilities
Transaction deposits	$144,020	$477	1.33%	$413,870	$266	0.26%
Savings and money market deposits	1,559,979	8,955	2.30	1,932,723	2,653	0.55
Time deposits	1,305,244	8,065	2.48	1,195,445	5,486	1.85
Total interest-bearing deposits	3,009,243	17,497	2.33	3,542,038	8,405	0.95
FHLB and short-term borrowings	371,624	1,784	1.93	496,556	1,668	1.35
Trust preferred securities, net of fair value adjustments	895	37	16.79	933	24	10.61
Non-interest-bearing deposits	513,320	—	—	745,864	—	—
Cost of funds	3,895,082	$19,318	1.99%	4,785,391	$10,097	0.85%
Other liabilities	20,040			44,656
Total stockholders' equity	486,880			611,466
Total liabilities and stockholders' equity	$4,402,002			$5,441,513
Net interest income(1)		$35,487			$41,842
Net interest spread(1)			3.19%			3.11%
Net interest margin(1)			3.35%			3.19%

(1) Tax exempt income is calculated on a tax equivalent basis. Tax-free municipal securities are exempt from Federal taxes. The incremental tax rate used is 21.0%.
(2) Average loan balances include non-accrual loans.
(3) Actual unrounded values are used to calculate the reported yield or rate disclosed. Accordingly, recalculations using the amounts in thousands as disclosed in this release may not produce the same amounts.

CROSSFIRST BANKSHARES, INC.

QUARTER-TO-DATE VOLUME & RATE VARIANCE TO NET INTEREST INCOME (UNAUDITED)
	Three Months Ended
	June 30, 2020 over 2019
	Average Volume	Yield/Rate	Net Change(2)
	(Dollars in thousands)
Interest Income
Securities - taxable	$(373)	$(612)	$(985)
Securities - tax-exempt(1)	572	(156)	416
Federal funds sold	(48)	(48)	(96)
Interest-bearing deposits in other banks	236	(771)	(535)
Gross loans, net of unearned income	11,615	(13,281)	(1,666)
Total interest income(1)	12,002	(14,868)	(2,866)
Interest Expense
Transaction deposits	389	(600)	(211)
Savings and money market deposits	1,738	(8,040)	(6,302)
Time deposits	(641)	(1,938)	(2,579)
Total interest-bearing deposits	1,486	(10,578)	(9,092)
FHLB and short-term borrowings	505	(621)	(116)
Trust preferred securities, net of fair value adjustments	1	(14)	(13)
Total interest expense	1,992	(11,213)	(9,221)
Net interest income(1)	$10,010	$(3,655)	$6,355

(1) Tax exempt income is calculated on a tax equivalent basis. Tax-free municipal securities are exempt from Federal taxes. The incremental tax rate used is 21.0%
(2) The change in interest not due solely to volume or rate has been allocated in proportion to the respective absolute dollar amounts of the change in volume or rate.

CROSSFIRST BANKSHARES, INC.
TABLE 5. NON-GAAP FINANCIAL MEASURES

Non-GAAP Financial Measures
In addition to disclosing financial measures determined in accordance with GAAP, the Company discloses non-GAAP financial measures in this release. The Company believes that the non-GAAP financial measures presented in this release reflect industry conventions, or standard measures within the industry, and provide useful information to the Company's management, investors and other parties interested in the Company's operating performance. These measurements should be considered in addition to, but not as a substitute for, financial information prepared in accordance with GAAP. We have defined below each of the non-GAAP measures we use in this release, but these measures may not be synonymous to similar measurement terms used by other companies.

CrossFirst provides reconciliations of these non-GAAP measures below. The measures used in this release include the following:
•We calculate "return on average tangible common equity" as net income (loss) available to common stockholders divided by average tangible common equity. Average tangible common equity is calculated as average common equity less average goodwill and intangibles and average preferred equity. The most directly comparable GAAP measure is return on average common equity.
•We calculate ‘‘non-GAAP core operating income (loss)’’ as net income (loss) adjusted to remove non-recurring or non-core income and expense items related to:

▪Impairment charges associated with two buildings that were held-for-sale - We acquired a new, larger corporate headquarters to accommodate our business needs, which eliminated the need for two smaller support buildings. The two smaller support buildings had been acquired recently and were extensively remodeled, which resulted in a difference between book and market value for those assets. We sold one of the buildings in 2018. The remaining building was sold during the second quarter of 2019.

▪State tax credits as a result of the purchase and improvement of our new corporate headquarters.

▪Goodwill impairment - We performed an interim review of goodwill as of June 30, 2020. The book value of goodwill exceeded its fair market value and resulted in a $7.4 million impairment.

The most directly comparable GAAP financial measure for non-GAAP core operating income (loss) is net income (loss).
•We calculate "Non-GAAP core operating return on average assets" as non-GAAP core operating income (loss) (as defined above) divided by average assets. The most directly comparable GAAP financial measure is return on average assets, which is calculated as net income (loss) divided by average assets.
•We calculate ‘‘non-GAAP core operating return on average common equity’’ as non-GAAP core operating income (as defined above) less preferred dividends divided by average common equity. The most directly comparable GAAP financial measure is return on average common equity, which is calculated as net income less preferred dividends divided by average common equity.
•We calculate "tangible common stockholders' equity" as total stockholders' equity less goodwill and intangibles and preferred equity. The most directly comparable GAAP measure is total stockholders' equity.
•We calculate ‘‘tangible book value per share’’ as tangible common stockholders' equity (as defined above) divided by the total number of shares outstanding. The most directly comparable GAAP measure is book value per share.
•We calculate "non-GAAP core operating efficiency ratio - fully tax equivalent" as non-interest expense adjusted to remove non-recurring non-interest expenses as defined above under non-GAAP core operating income (loss) divided by net interest income on a fully tax-equivalent basis plus non-interest income adjusted to remove non-recurring non-interest income as defined above under non-GAAP core operating income. The most directly comparable financial measure is the efficiency ratio.
•We calculate "non-GAAP pre-tax pre-provision profit" as net income (loss) before taxes plus the provision for loan losses.

CROSSFIRST BANKSHARES, INC.

	Quarter Ended					Six Months Ended
	06/30/2019	09/30/2019	12/31/2019	03/31/2020	06/30/2020	06/30/2019	06/30/2020
	(Dollars in thousands)
Non-GAAP Return on average tangible common equity:
Net income (loss) available to common stockholders	$9,439	$10,384	$(700)	$3,857	$(7,356)	$18,614	$(3,499)
Average common equity	486,880	543,827	605,960	612,959	611,466	476,749	612,208
Less: average goodwill and intangibles	7,759	7,733	7,708	7,683	7,576	7,772	7,629
Average tangible common equity	479,121	536,094	598,252	605,276	603,890	468,977	604,579
Return on average common equity	7.78%	7.58%	(0.46)%	2.53%	(4.84)%	7.87%	(1.15)%
Non-GAAP Return on average tangible common equity	7.90%	7.68%	(0.46)%	2.56%	(4.90)%	8.00%	(1.16)%

	Quarter Ended					Six Months Ended
	06/30/2019	09/30/2019	12/31/2019	03/31/2020	06/30/2020	06/30/2019	06/30/2020
	(Dollars in thousands)
Non-GAAP core operating income (loss):
Net income (loss)	$9,439	$10,384	$(700)	$3,857	$(7,356)	$18,789	$(3,499)
Add: fixed asset impairments	424	—	—	—	—	424	—
Less: tax effect(1)	109	—	—	—	—	109	—
Fixed asset impairments, net of tax	315	—	—	—	—	315	—
Add: Goodwill impairment(2)	—	—	—	—	7,397	—	7,397
Add: state tax credit(2)	—	—	—	—	—	(1,361)	—
Non-GAAP core operating income (loss)	$9,754	$10,384	$(700)	$3,857	$41	$17,743	$3,898

(1) Represents the tax impact of the adjustments above at a tax rate of 25.73%
(2) No tax effect

	Quarter Ended					Six Months Ended
	06/30/2019	09/30/2019	12/31/2019	03/31/2020	06/30/2020	06/30/2019	06/30/2020
	(Dollars in thousands)
Non-GAAP core operating return on average assets:
Net income (loss)	$9,439	$10,384	$(700)	$3,857	$(7,356)	$18,789	$(3,499)
Non-GAAP core operating income (loss)	9,754	10,384	(700)	3,857	41	17,743	3,898
Average assets	$4,402,002	$4,610,958	$4,809,579	$4,975,531	$5,441,513	$4,285,768	$5,209,810
Return on average assets	0.86%	0.89%	(0.06)%	0.31%	(0.54)%	0.88%	(0.14)%
Non-GAAP core operating return on average assets	0.89%	0.89%	(0.06)%	0.31%	0.00%	0.83%	0.15%

CROSSFIRST BANKSHARES, INC.

	Quarter Ended					Six Months Ended
	06/30/2019	09/30/2019	12/31/2019	03/31/2020	06/30/2020	06/30/2019	06/30/2020
	(Dollars in thousands)
Non-GAAP core operating return on common equity:
Net income (loss)	$9,439	$10,384	$(700)	$3,857	$(7,356)	$18,789	$(3,499)
Non-GAAP core operating income (loss)	9,754	10,384	(700)	3,857	41	17,743	3,898
Less: Preferred stock dividends	—	—	—	—	—	175	—
Net income (loss) available to common stockholders	9,439	10,384	(700)	3,857	(7,356)	18,614	(3,499)
Non-GAAP core operating income (loss) available to common stockholders	9,754	10,384	(700)	3,857	41	17,568	3,898
Average common equity	$486,880	$543,827	$605,960	$612,959	$611,466	$476,749	$612,208
Return on average common equity	7.78%	7.58%	(0.46)%	2.53%	(4.84)%	7.87%	(1.15)%
Non-GAAP core operating return on common equity	8.04%	7.58%	(0.46)%	2.53%	0.03%	7.43%	1.28%

	Quarter Ended
	06/30/2019	09/30/2019	12/31/2019	03/31/2020	06/30/2020
	(Dollars in thousands except per share data)
Tangible common stockholders' equity:
Total stockholders' equity	$499,195	$602,435	$601,644	$611,946	$608,092
Less: goodwill and other intangible assets	7,745	7,720	7,694	7,669	247
Tangible common stockholders' equity	$491,450	$594,715	$593,950	$604,277	$607,845
Tangible book value per share:
Tangible common stockholders' equity	$491,450	$594,715	$593,950	$604,277	$607,845
Shares outstanding at end of period	45,367,641	51,969,203	51,969,203	52,098,062	52,167,573
Book value per share	$11.00	$11.59	$11.58	$11.75	$11.66
Tangible book value per share	$10.83	$11.44	$11.43	$11.60	$11.65

	Quarter Ended					Six Months Ended
	06/30/2019	09/30/2019	12/31/2019	03/31/2020	06/30/2020	06/30/2019	06/30/2020
	(Dollars in thousands)
Non-GAAP Core Operating Efficiency Ratio - Fully Tax Equivalent
Non-interest expense	$21,960	$21,172	$21,885	$22,223	$31,010	$44,591	$53,233
Less: goodwill impairment	—	—	—	—	7,397	—	7,397
Adjusted Non-interest expense (numerator)	$21,960	$21,172	$21,885	$22,223	$23,613	$44,591	$45,836
Net interest income	34,874	35,786	37,179	38,228	41,157	68,479	79,385
Tax equivalent interest income(1)	613	624	670	695	685	1,229	1,380
Non-interest income	1,672	3,212	2,186	2,095	2,634	3,317	4,729
Add: fixed asset impairments	424	—	—	—	—	424	—
Total tax-equivalent income (denominator)	$37,582	$39,622	$40,035	$41,018	$44,476	$73,449	$85,494
Efficiency Ratio	60.09%	54.29%	55.60%	55.11%	70.81%	62.11%	63.29%
Non-GAAP Core Operating Efficiency Ratio - Fully Tax Equivalent	58.43%	53.43%	54.66%	54.18%	53.09%	60.71%	53.61%
(1) Tax exempt income (tax-free municipal securities) is calculated on a tax equivalent basis. The incremental tax rate used is 21.0%

CROSSFIRST BANKSHARES, INC.

	Quarter Ended					Six Months Ended
	06/30/2019	09/30/2019	12/31/2019	03/31/2020	06/30/2020	06/30/2019	06/30/2020
	(Dollars in thousands)
Non-GAAP Pre-Tax Pre-Provision Profit
Net income (loss) before taxes	$11,736	$12,976	$(1,870)	$4,150	$(8,219)	$21,505	$(4,069)
Add: Provision for loan losses	2,850	4,850	19,350	13,950	21,000	5,700	34,950
Non-GAAP Pre-Tax Pre-Provision Profit	$14,586	$17,826	$17,480	$18,100	$12,781	$27,205	$30,881